Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of ProUroCare Medical Inc. of our report dated April 16, 2013, relating to the consolidated financial statements, which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern and appears on page F-2 of the annual report on Form 10-K related to the consolidated financial statements of ProUroCare Medical Inc. for the year ended December 31, 2012.

/s/ Baker Tilly Virchow Krause, LLP

Minneapolis, Minnesota
July 2, 2013